Exhibit 99.1

For Immediate Release

Contact: Greg Hudgison

External Communications Manager

(706) 644-0528

Kamensky Named Synovus Executive Vice President and General Counsel

January 23, 2014, COLUMBUS, GA – Synovus (NYSE: SNV), the Columbus, Georgia-based financial services company, today announced the naming of Allan Kamensky, currently a partner with the Page, Scrantom, Sprouse, Tucker and Ford law firm in Columbus, as Executive Vice President, General Counsel, and Corporate Secretary. Kamensky succeeds Sam Hatcher, who announced his retirement late last year.

“We could not be more pleased that Allan has agreed to join the Synovus team as our lead counsel,” said Kessel Stelling, Chairman and CEO of Synovus. “His 28 years practicing law and his extensive experience specifically in banking and lending law will be invaluable as we continue to position our company for future growth and success. We look forward to having him as a member of our executive leadership and a key contributor to the strategic direction of Synovus.”

Kamensky has in-depth knowledge of banking, lending and real estate law, commercial transactions, workouts, loan sales, banking litigation, regulatory matters, and zoning. He earned a Bachelor of Arts degree from Tulane University and a Juris Doctorate from the University of Georgia School of Law. He is a member of the Columbus Bar Association and American Bar Association.

Synovus is a financial services company based in Columbus, Georgia with approximately $26 billion in assets. Synovus’ divisions provide commercial and retail banking, investment, and mortgage services to customers through 28 locally branded divisions, 261 offices, and 363 ATMs in Georgia, Alabama, South Carolina, Florida, and Tennessee. See Synovus on the web at www.synovus.com, on twitter @synovusbank, and LinkedIn. Equal Housing Lender ..